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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Lithium Technology Corporation on Form S-4 of our report dated February 11, 2000 (March 31, 2000 as to Note 10) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Unaudited Pro Forma Financial Information" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE, LLP
Philadelphia, Pennsylvania
May 12, 2000